Exhibit 5.1

[LETTERHEAD OF MORRIS, MANNING & MARTIN, LLP]

March 9, 2009

Transcend Services, Inc.

One Glenlake Parkway

Suite 1325

Atlanta, Georgia 30328

Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

This firm has acted as counsel for Transcend Services, Inc., a Delaware corporation (the “Registrant”), in connection with the registration under the Securities Act pursuant to a Registration Statement on Form S-8 filed today (the “Registration Statement”) of 300,000 shares of the Registrant’s common stock, no par value (the “Shares”), issuable pursuant to the Transcend Services, Inc. 2007 Stock Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 8(a) of Form S-8 in connection with the Registration Statement.

For purposes of this opinion letter, we have only examined copies of the following documents:

1.	The Registration Statement;

2.	A copy of the Plan as certified as of the date hereof by certain officers of the Registrant as being complete, accurate and in effect;

3.	The Amended and Restated Certificate of Incorporation of the Registrant, as certified by the Secretary of State of the State of Delaware on March 5, 2009 and as certified on the date hereof by certain officers of the Registrant as being complete, accurate and in effect;

4.	The Amended and Restated Bylaws of the Registrant, as certified on the date hereof by certain officers of the Registrant as being complete, accurate and in effect;

5.	Minutes of the meeting of the Board of Directors of the Registrant held on May 10, 2007, as certified by certain officers of the Registrant on the date hereof as being complete, accurate and in effect;

6.	Minutes of the Annual Meeting of Stockholders of the Registrant held on May 10, 2007, as certified by certain officers of the Registrant on the date hereof as being complete, accurate and in effect; and

7.	A certificate of certain officers of the Registrant, dated as of the date hereof, as to certain facts relating to the Registrant.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of public officials, governmental agencies and departments, and corporate officials. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the corporate laws of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued and delivered pursuant to the Plan and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP

/s/ Morris, Manning & Martin, LLP